                                                                    EXHIBIT 99.3



                                                                             May

                           OPTION SETTLEMENT AGREEMENT


         This Option Settlement Agreement (this "Agreement") is made and entered into as of the 20th day of May, 1999, by and between Michael S. May ("Claimant") and Internet America, Inc., a Texas corporation (the "Company").

                             W I T N E S S E T H :

         WHEREAS, disputes and controversies have arisen between Claimant and the Company concerning, among other things, certain options and other rights which Claimant and other former employees (the "Former Employees") of the Company claim were granted and remain in effect (the "Former Options"); and

         WHEREAS, in order to settle all disputes and controversies between Claimant and the Company and to avoid the expense and uncertainty of litigation, the Company is agreeable not to contest certain of the Former Options and to register certain shares of common stock, par value $0.01 per share, of the Company underlying the Former Options (the "Underlying Stock"), subject to the terms and conditions of this Agreement and other agreements to be entered into by certain other Former Claimants.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to settle their disputes on the following terms:

         1. Agreement Regarding Former Options. Claimant represents and warrants to the Company that Claimant is the legal and beneficial owner of any rights relating to the option listed on Schedule I attached hereto ("Claimant's Former Option"); and that beyond such rights Claimant has and will assert no other rights or claims, directly or indirectly, oral or written, to acquire any capital stock of the Company or any other security of the Company or to have any of such securities owned or held by Claimant registered under the Securities Act of 1933, as amended (the "Securities Act"). The parties hereby agree that the rights of Claimant under the Claimant's Former Option are hereby modified, amended and changed to provide that Claimant may exercise the Claimant's Former Options to purchase only an aggregate of 80,000 shares of Common Stock (the "Exercisable Portion of the Option"), which purchase must be during the exercise period and at the exercise price of $1.67 per share. The parties expressly agree that the only portion of the Claimant's Former Option that may be exercised is the Exercisable Portion of the Option, and that any excess portion is forever and completely terminated, canceled and rescinded. Claimant agrees to indemnify and hold harmless the Company for any claim asserted by or through Claimant under Claimant's Former Option, other than the Exercisable Portion of the Option.

         2. Registration of Underlying Stock. The Company hereby agrees to use its best efforts to cause the registration under the Securities Act on Form S-8 or other appropriate form (the "Registration Statement"), the Common Stock underlying the Exercisable Portion of the Option

("Claimant's Underlying Stock") as soon as possible after the date hereof. Claimant agrees to provide all such information as may be necessary to assist the Company in such efforts. Claimant and the Company agree that Claimant may sell Claimant's Underlying Stock under the Registration Statement according to the following schedule:

                                                         Shares eligible
         Date                                         for sale (cumulative)
         ----                                         ---------------------

         On or prior to July 1, 1999                         20,000
         After July 1, 1999, but
             prior to August 1, 1999                         40,000
         After August 1, 1999, but prior
               to September 1, 1999                          60,000
         After September 1, 1999                             80,000

Claimant agrees that the Company may place a restrictive legend on the certificates representing Claimant's Underlying Stock to the foregoing effect and may issue stop orders to its transfer agent with respect thereto. The parties agree that if the Registration Statement has not become effective by June 15, 1999, except by reason of Claimant's failure to comply with the provisions of this Section 2, then this Agreement shall become null and void and of no further force or effect.

         3. Claimant Release. Claimant, on his own behalf and on behalf of his attorneys, agents, successors, heirs, legal representatives and assigns (collectively, the "Releasors") agrees to release and does hereby release, acquit and forever discharge the Company and its officers, directors, agents, employees and attorneys and the respective successors, heirs, legal representatives and assigns of each of the foregoing (collectively, the "Releasees") from, and extinguishes, any and all claims, demands, debts, damages, costs, losses, expenses, commissions, actions, causes of action, rights, liabilities, obligations and chooses in action of whatever nature or type which any of the Releasors have, or may have, or which have been, or could have been, or in the future otherwise might have been asserted, known and unknown, in connection with actions or inactions of the Releasees or otherwise, or any of them, occurring on or prior to the date hereof (collectively, the "Claims"), except that in no event shall this paragraph operate to release from any claims or liability resulting from a breach of the representations, warranties, covenants and agreements of the Company contained in this Agreement. Claimant further agrees that he will not sue any of the Releasees by asserting in any way the rights, claims, actions, accounts, demands, contracts, debts, controversies, agreements, lawsuits, damages, liabilities and causes of action released by this Agreement.

         4. Company Release. The Company, on its own behalf and on behalf of its officers, directors, attorneys, agents, successors and assigns (collectively, the "Company Releasors") agrees to release and does hereby release, acquit and forever discharge Claimant and his agents and attorneys and the respective successors, heirs, legal representatives and assigns of each of the foregoing (collectively, the "Company Releasees") from, and extinguishes, any and all claims, demands, debts, damages, costs, losses, expenses, commissions, actions, causes of action, rights, liabilities, obligations and chooses in action of whatever nature or type which any of the Company Releasors have, or may have, or which have been, or could have been, or in the future otherwise might have been asserted, known and unknown, in connection with actions or inactions of the



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

Company Releasees or otherwise, or any of them, occurring on or prior to the date hereof (collectively, the "Company Claims"), except that in no event shall this paragraph operate to release from any claims or liability resulting from a breach of the representations, warranties, covenants and agreements of Claimant contained in this Agreement. The Company further agrees that it will not sue any of the Company Releasees, by asserting in any way the rights, claims, actions, accounts, demands, contracts, debts, controversies, agreements, lawsuits, damages, liabilities and causes of action released by this Agreement.

         5. Representations and Warranties of Claimant. Claimant hereby represents and warrants that the following are true and correct as of the date hereof: (a) Claimant has the power and authority to execute, deliver and perform his obligations under this Agreement, and this Agreement constitutes the valid and binding obligation of Claimant enforceable against him in accordance with the terms hereof; (b) none of the Releasors have assigned, sold, conveyed or otherwise transferred all or any portion of the Claims; and (c) Claimant has consulted or has had sufficient opportunity to discuss with any person, including an attorney of his choice, all provisions of this Agreement, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, and that he is voluntarily entering into this Agreement of his own free will and accord, without reliance upon any statement or representation of any person or parties released, or their representatives, concerning the nature and extent of the damages and/or legal liability therefor.

         6. Representations and Warranties of the Company. The Company hereby represents and warrants that the following are true and correct as of the date hereof: (a) the Company is a corporation validly existing and in good standing under the laws of the State of Texas; and (b) the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary action, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

         7. Amendment and Assignment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the parties hereto. This Agreement shall extend to and be binding upon each of the parties and their respective heirs, successors, assigns, legal representatives and any corporation or other entity into or with which any party hereto may merge or consolidate. Notwithstanding the above, neither this Agreement nor any right created hereby shall be assignable to any party hereto.

         8. Notice. Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile. Any such notice or communication shall be deemed received, if not earlier received, on the third business day following the date on which it is mailed, or on the day on which it is hand delivered or delivered by facsimile, as the case may be.



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

         9. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral or written, relating to the subject matter hereof.

         10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, such provisions shall be deemed severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provisions did not comprise a part hereof unless the loss of such provision causes this Agreement to fail of its essential purpose; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom except as aforesaid. Furthermore, in lieu of such illegal, invalid or unenforceable provision, the parties agree to meet to determine in good faith, or will ask the court to determine, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable and such provision so determined shall then be added as part of this Agreement.

         11. Governing Law. This Agreement and the rights and obligations of the parties hereto, shall be governed, construed and enforced in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       /s/ Michael S. May
                                       ----------------------------------------
                                           Michael S. May


                                       INTERNET AMERICA, INC.

                                       By: /s/ Michael T. Maples
                                           -------------------------------------
                                           Michael T. Maples,
                                           President




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


                                   Schedule I


                            Number of shares originally
                            underlying Claimant's
Option Date                 Former Option (1)                         Exercise Price
-----------                 ---------------------------               --------------

5/16/96                               50,000                                 $3.75




----------
(1) This number is prior to reflecting the Company's previous 2.25 for 1.00 stock split.



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